Exhibit 10( rrr )

[Letterhead of Norfolk Southern Railway Company]

October 21, 2008

David A. Fink

President

Pan Am Railways, Inc.

Iron Horse Park

North Billerica, MA 01862-1692

Dear David,

Pursuant to that certain Settlement Agreement by and among t he Executive Office of Transportation and Public Works for the Commonwealth of Massachusetts ("EOTPW"), the Massachusetts Bay Transportation Authority ("MBTA"), Norfolk Southern Railway Company ("NSR"), and Pan Am Railways, Inc. , NSR has agreed to pay $500,000 to EOT on behalf of B&M (the "Settlement Payment") in order to assist in inducing EOT and MBTA to consent to various matters required to effectuate the transaction contemplated by that certain Transaction Agreement made and entered into as of May 15, 2008, by and among NSR, Pan Am Railways, Inc., B&M and Springfield Terminal Railway Company (the "Transaction Agreement").     Capitalized terms used and not otherwise defined herein shall be given the meaning ascribed thereto in the Transaction Agreement.   Section 2.2(a) of the Transaction Agreement calls for NSR to contribute to the Company an Option Agreement and, within 30 days of the Closing Date, $60,000,000 in cash (the "NSR Contribution").   Schedule 3 of the Transaction Agreement calls for the Company to pay $37,500,000 to B&M on the Exercise Date as part of the Purchase Price (the "Company Payment").    By means of this letter, NSR and B&M hereby agree that the Settlement Payment shall be treated as an additional Option Payment (as defined in the Option Agreement).   As such, the Settlement Payment shall reduce the NSR Contribution by $500,000 in cash and reduce the Company Payment by $500,000 in cash.

Please sign and return to my attention a fully executed copy of this letter to acknowledge your agreement to the foregoing.

NORFOLK SOUTHERN RAILWAY COMPANY

By:   /s/ Deborah H. Butler

     Name:   Deborah H. Butler

     Title:   Executive Vice President Planning and

               Chief Information Officer

ACKNOWLEDGED AND AGREED:

BOSTON AND MAINE CORPORATION By: /s/ David A. Fink Name: David A. Fink Title: President	PAN AM RAILWAYS, INC. By: /s/ David A. Fink Name: David A. Fink Title: President

SPRINGFIELD TERMINAL RAILWAY COMPANY By: /s/ David A. Fink Name: David A. Fink Title: President